FOR IMMEDIATE RELEASE

Investor Relations Contact:	Company Contact:
Peter Rahmer	Thomas A. Bologna
Trout Group	Chairman & Chief Executive Officer
646-378-2973	323-224-3900

Response Genetics, Inc. Announces First Quarter 2014 Financial Results

--- ResponseDX® Revenue and testing volumes increase relative to Q4 2013 ---

LOS ANGELES, May 8, 2014 — Response Genetics, Inc. (Nasdaq: RGDX), a company focused on the development and sale of molecular diagnostic tests that help determine a patient’s response to cancer therapy, today announced its consolidated financial results and business progress for the first quarter ended March 31, 2014.

Total revenue for the first quarter ended March 31, 2014 was $3.9 million compared to $4.8 million for the quarter ended December 31, 2013 and $5.6 million for the quarter ended March 31, 2013. The Company’s ResponseDX® revenue increased approximately 4% over the quarters ended December 31, 2013 and March 31, 2013 to $3.3 million. ResponseDX® volume, or samples processed, also increased over the quarter ended December 31, 2013. The decrease in total revenue came solely from pharmaceutical client revenue, which has always varied significantly on a quarterly basis by its very nature and concentration. These revenues decreased by $1.0 million relative to the quarter ended December 31, 2013, which included a milestone payment of $500,000, and decreased $1.9 million relative to the quarter ended March 31, 2013.

The Company believes its ResponseDX® revenue increased as a result of the Company’s increased volume related to TC/PC testing services and the introduction of the new ResponseDX: Tissue of OriginTM test in February 2014. The Company expects further increases in revenue and volume resulting from its growing TC/PC testing service, the expansion of the Company’s testing menu, the focus on its new Tissue of Origin test as well as other initiatives in process. The decrease in pharmaceutical client revenue from the quarter ended December 31, 2013 primarily relates to the timing of services performed for the Company’s largest pharmaceutical client.

The Company's gross margins were 37% for the quarter ending March 31, 2014 compared to 48% for the fourth quarter of 2013 and 55% for the first quarter of 2013. The decrease in gross margin can be directly attributed to the decrease in pharmaceutical revenue which varies significantly on a quarterly basis.

Total operating expenses for the first quarter 2014 were $4.9 million, compared to $5.5 million for the quarter ended December 31, 2013 and $3.9 million for the same period last year.

“We believe that the growth in both DX revenue and testing volume in the first quarter of 2014 over last quarter suggests the beginning of the DX growth curve that we have been striving for over the last two years. Additionally, we expect our pharma revenues to benefit from the anticipated receipt of a multi-year, multi-million dollar testing services award with testing expected to begin in the third quarter or possibly as early as later in this quarter,” said Thomas A. Bologna, the Company’s Chairman & Chief Executive Officer.

Mr. Bologna added, “We believe 2014 will be a transformational year for our Company in many respects, not the least of which is we expect both ResponseDX® unit volumes and revenue to increase nicely as a result of the initiatives and infrastructure that we implemented over the last two years, including our TC/PC program, our recently launched ResponseDX: Tissue of OriginTM test, the introduction of several new tests, and most recently, the introduction of a focused and we believe best-in-class next-generation sequencing marketing and sales program. With these offerings in place, we have strengthened our position as a content driven, solid tumor, molecular diagnostics company with differentiated content while also capitalizing on and pursuing plans to effectively monetize what we would call our core business.”

Cash and cash equivalents at March 31, 2014, were $5.0 million.

The Company’s net loss for the quarter ended March 31, 2014 was $3.5 million, or $0.09 per share, compared to a net loss of $3.2 million, or $0.09 per share, for the quarter ended December 31, 2013 and $0.8 million, or $0.03 per share, for the quarter ended March 31, 2013.

Recent Development and Highlights

Introduction of Next Generation Sequencing

In April of 2014, Response Genetics announced execution of an exclusive commercial agreement with the Knight Diagnostic Laboratories at Oregon Health & Science University (OHSU) for a proprietary, and we believe, best-in-class next generation sequencing panel for lung cancer. The panel provides full gene sequencing of the clinically actionable genes for lung cancer rather than detection of only the so-called hot spots. The collaboration leverages Response Genetics' national sales force and the Company began selling the proprietary panel immediately after the announcement. With this addition, the Company now has one of the broadest and most differentiated lung cancer offerings on the market that includes: gene mutation, amplification and translocation data, as well as RNA expression-based information. The approach of being platform agnostic offers physicians a choice so that they can optimize turnaround time, cost, and other considerations on a patient-by-patient basis, rather than accepting a singular methodology or a “one size fits all” approach.

Launch of ResponseDX: Tissue of OriginTM test

In February of 2014, Response Genetics formally launched its ResponseDX: Tissue of OriginTM test which has grown month-over-month since its introduction including an approximate 76% increase in net accessions from March to April. The test is the result of the acquisition of the key assets of Pathwork Diagnostics, Inc. which included its FDA-cleared, Medicare-reimbursed, Tissue of Origin cancer test. The acquired assets and associated test uses a proprietary microarray platform and proprietary software to compare the expression of 2,000 genes in a patient's tumor with a panel of 15 known tumor types that represent 90% of all cancers. The test received FDA clearance in June 2010 and is the most published and extensively validated molecular diagnostic test of its kind. The Company has begun receiving orders and payments from entities that have not previously done business with Response, which is presenting new opportunities for the overall growth of the ResponseDX® business.

TC/PC Offering Facilitates Increased DX Testing Volume

Introduced late in 2013, Response Genetics has continued to realize meaningful revenue and volume increases attributable to the sales of its newly developed state-of-the-art technical component/professional component (TC/PC) testing service in the first quarter of 2014. The Company’s TC/PC business average daily unit volume has increased since launch at an average growth rate of approximately 24%. TC/PC describes a process by which the TC (technical component) and the PC (professional component) for each case are split apart and billed separately by the laboratory that generates the data and the pathologist or medical group that performs the analysis. This service enables Response Genetics to pursue larger accounts where the ordering pathologists wish to retain the professional component, or the interpretation of the technical results. The Company believes this opens up a broad market opportunity as some ordering pathologists and hospitals prefer to keep this step of the testing process in house and is often taken into consideration as a basis for laboratory selection.

Conference Call Details

To access the conference call by phone on May 8, 2014 at 8:30 a.m. EDT, dial (800) 537-0745 or (253) 237-1142 for international participants. A telephone replay will be available beginning approximately two hours after the call through May 10, 2014, and may be accessed by dialing (855) 859-2056 or (404) 537-3406. The conference passcode for both the live call and replay is 41374580.

To access the live and archived webcast of the conference call, go to the Investor Relations section of the Company's Web site at http://investor.responsegenetics.com/events.cfm. It is advised that participants connect at least 15 minutes prior to the call to allow for any software downloads that might be necessary.

All results reflected in this press release should be considered preliminary and are subject to change until the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 is filed with the Securities and Exchange Commission.

About Response Genetics, Inc.

Response Genetics, Inc. (the "Company") is a CLIA-certified clinical laboratory focused on the development and sale of molecular diagnostic testing services for cancer. The Company's technologies enable extraction and analysis of genetic information derived from tumor cells stored as formalin-fixed and paraffin-embedded specimens. The Company's principal customers include oncologists and pathologists. In addition to diagnostic testing services, the Company generates revenue from the sale of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company's headquarters is located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of the Company related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions, such as the ability of the Company to provide clinical testing services to the medical community, to continue to expand its sales force, to continue to offer its TC/PC services, to obtain and retain larger accounts for its DX business, to increase sales of ResponseDX: Tissue of OriginTM test, to attract and retain qualified management, to strengthen marketing capabilities, to expand the suite of ResponseDX® products, to continue to provide clinical trial support to pharmaceutical clients, to enter into new collaborations with pharmaceutical clients, to enter into areas of companion diagnostics, to continue to execute on its business strategy and operations, to continue to analyze cancer samples and the potential for using the results of this research to develop diagnostic tests for cancer, the usefulness of genetic information to tailor treatment to patients, and other statements identified by words such as "project," "may," "could," "would," "should," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.

These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

RESPONSE GENETICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2013	2014
		(Unaudited)

Cash and cash equivalents	$8,148,599	$4,956,503
Accounts receivable, net	6,225,923	5,528,509
Prepaid expenses and other current assets	981,908	1,333,776
Total current assets	15,356,430	11,818,788

Property and equipment, net	1,934,582	1,766,657
Intangible assets, net	767,223	772,824

Total assets	$18,058,235	$14,358,269

Accounts payable	$1,694,312	$1,383,898
Accrued expenses	3,811,315	3,793,958
Other current liabilities	157,238	1,129,456
Total current liabilities	5,662,865	6,307,312

Other liabilities	1,136,419	116,157
Common stock classified outside of stockholders’ equity	5,500,000	5,500,000
Total stockholders’ equity	5,758,951	2,434,800
Total liabilities, common stock classified outside of stockholders’ equity and stockholders’ equity	$18,058,235	$14,358,269

The condensed consolidated balance sheet at December 31, 2013 is derived from the audited consolidated financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2013.

RESPONSE GENETICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	Three Months Ended March 31, (Unaudited)
	2013	2014
Net revenue	$5,624,191	$3,894,934

Cost of revenue	2,533,722	2,438,376

Gross profit	3,090,469	1,456,558

Operating expenses:
Selling and marketing	1,442,235	1,452,905
General and administrative	2,135,186	3,013,898
Research and development	297,200	467,567
Total operating expenses	3,874,621	4,934,370

Operating loss	(784,152)	(3,477,812)

Other income (expense):
Interest expense	(19,410)	(24,221)
Interest income	43	1
Other	(20,785)	(2,407)

Net loss	(824,304)	(3,504,439)

Unrealized loss on foreign currency translation	(1,853)	(22,229)

Comprehensive loss	$(826,157)	$(3,526,668)

Net loss per share — basic and diluted	$(0.03)	$(0.09)

Weighted-average common shares — basic and diluted	32,797,625	38,712,896

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